EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statement filed June 9, 1995 on Form S-8 of our report dated March 30, 2012 relating to the consolidated financial statements of Lifeway Foods, Inc. and Subsidiaries as of December 31, 2011 and 2010 which appear in this Form 10-K of Lifeway Foods, Inc. and Subsidiaries for the year ended December 31, 2011.

/s/ Plante & Moran, PLLC
Chicago, IL
March 30, 2012